Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2016 (except Note 14, as to which the date is May 3, 2016) in the Registration Statement (Form S-1 No. 333-210668) and the related Prospectus of Viamet Pharmaceuticals Holdings, LLC for the registration of shares of its common stock.

/s/ Ernst & Young

Raleigh, North Carolina

May 3, 2016